UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event
reported): August 31, 2006
Bakers Footwear Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Missouri	000-50563	43-0577980

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2815 Scott Avenue St. Louis, Missouri		63103

(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code:

(314) 621-0699

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Amendment and Restatement of Credit Facility.
     On August 31, 2006, Bakers Footwear Group, Inc. (the “Company”) entered into a Second Amended and Restated Loan and Security Agreement with Bank of America, N.A. (the “Agreement”). The Agreement amends and restates the Company’s revolving credit facility.
     Among other things, the revolving credit facility agreement was amended to: (i) increase the Company’s revolving credit ceiling from $25.0 million to $40.0 million; (ii) increase the cap on the total dollar amount of all letters of credit under the Agreement from $10.0 million to $15.0 million; (iii) change the minimum availability financial covenant from not less than $1.5 million of availability, subject to certain exceptions, to not less than the greater of $1.5 million or six percent of the borrowing base (as defined in the Agreement), subject to certain exceptions; (iv) increase the maturity date by two years to August 31, 2010; (v) raise the cap on permitted acquisitions (as defined in the agreement) from $1 million to $2 million; and (vi) make certain other technical amendments to the Agreement. The Company paid a fee of $37,500 in connection with the amendment.
     The Agreement continues to include financial, reporting and other covenants relating to, among other things, use of funds under the facility in accordance with the Company’s business plan, prohibiting a change of control, including any person or group acquiring beneficial ownership of 30% or more of the Company’s common stock or its combined voting power (as defined in the Agreement), maintaining a minimum availability, prohibiting new debt, restricting dividends and the repurchase of Company stock, and restricting certain acquisitions. In the event that the Company violates any of these covenants, or if other indebtedness in excess of $1 million could be accelerated, or in the event that more than 10% of its leases could be terminated (other than solely as a result of certain sales of common stock), the lender would have the right to accelerate repayment of all amounts outstanding under the Agreement, or to commence foreclosure proceedings over Company assets.
     Amounts borrowed under the Agreement bear interest at a rate equal to the base margin rate (as defined in the Agreement), which was 8.25% per annum at August 31, 2006. The Agreement also allows the Company to apply an interest rate at the LIBO Rate (as defined in the Agreement) plus a margin rate of 1.75% to 2.25% per annum to a designated portion of the outstanding balance set forth in the Agreement. As of August 31, 2006, the balance on the Company’s revolving line of credit was $8 million. Following the occurrence of any event of default (as defined in the credit agreement), the interest rate may be increased by an additional two percentage points. The aggregate amount that the Company may borrow under the Agreement at any time is established by a formula, which is based substantially on inventory level but cannot be greater than $40.0 million.
     The Agreement is secured by substantially all of the Company’s assets. In connection with the administration of the Agreement, the Company is required to pay a facility fee of $2,000 per month. In addition, the Company must pay a 0.25% per annum on the remaining unborrowed loan capacity under the Agreement. If contingencies related to early termination of the credit facility were to occur, or if the Company requests and receives an accommodation from the lender in connection with the facility, the Company may be required to pay additional fees.
     The description of the Agreement contained herein is qualified in its entirety by the full text of the Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference. In connection with the amendment, the Company and Bank of America, N.A. also entered into an Amended and Restated Revolving Credit Note dated August 31, 2006 (the “Note”), which amended and restated the prior note dated January 18, 2000. A copy of the Note is filed herewith as Exhibit 10.2 and is incorporated herein by reference.
     The Company maintains other relationships with Bank of America, N.A. from time to time, including commercial banking and other financial services. Andrew N. Baur, one of the Company’s directors and a shareholder, is a director of Marshall & Ilsley Corporation and Chairman of Southwest Bank of St. Louis, a subsidiary of Marshall & Ilsley. Southwest Bank is a 10% participant in the credit facility.

Amendment and Restatement of Certain Employment Agreements.
     On August 31, 2006 and on September 5, 2006, the Company entered into amended and restated employment agreements with Joseph R. Vander Pluym, the Company’s Executive Vice President — Stores, and Mark D. Ianni, Executive Vice President — General Merchandise Manager, respectively.
     Each of these agreements was amended to, among other things: (i) increase the aggregate severance pay due to each executive officer in the event that he is terminated without cause due to a change of control (as defined in each of their respective employment agreements) from six months of each executive officer’s base salary to twelve months of base salary; and (ii) increase the payments due to each executive officer from the equivalent of six months of salary, in the case of Mr. Vander Pluym, and the equivalent of 3 months salary, in the case of Mr. Ianni, to the equivalent of 12 months of salary for each executive officer in the event that the Company terminates his employment due to the elimination of his position with the Company. In addition, in the case of Mr. Vander Pluym, his agreement was amended so that if the Company gives notice of its intent not to extend his employment term upon the expiration of the employment term, Mr. Vander Pluym will be entitled to a payment of his monthly base salary multiplied by six months instead of four months. Further, Mr. Vander Pluym’s salary may not be less than his salary as of the new effective date of the agreement, which, as previously announced, was increased to $245,000 per annum beginning in March 2006.
     Other than the amendments described above, the employment agreements of each of these executive officers continue to have generally the same terms and conditions as those previously described in the Company’s proxy statement for the Company’s 2006 Annual Meeting and as described below.
     The employment agreement with Mark Ianni employs him as the Company’s Executive Vice President-General Merchandise Manager. The agreement was originally entered into in December 2003, amended and restated in September 2006 and has a term of one year, renewable automatically for additional one-year terms, including in August 2007. The agreement may be immediately terminated by the Company for cause (as defined in the agreement). In the event of a change in control (as defined in the agreement), the agreement may also be terminated without cause upon 30 days notice. The agreement is also terminable by the Company upon death or disability (as defined in the agreement). As Compensation for his services, Mr. Ianni will receive a base salary, at a rate to be set by the Company’s Compensation Committee, which was increased to $250,000 per annum in March 2006. Mr. Ianni also is entitled to participate in bonus plans and other benefits that the Company establishes from time to time, including the Cash Bonus Plan. The agreement also provides that for the term of the agreement and for 12 months thereafter, Mr. Ianni may not become employed by or interested directly or indirectly in or associated with certain of the Company’s competitors. If Mr. Ianni is terminated without cause due to a change in control, or such change in control results in a material diminution of the nature and status of his duties and responsibilities, he is entitled to severance pay equal to his monthly base salary at the time of termination multiplied by 12 months. If Mr. Ianni is terminated as a result of the elimination of his position, he is entitled to severance pay equal to his monthly base salary at the time of termination multiplied by 12 months.
     The employment agreement with Joseph Vander Pluym employs him as the Company’s Executive Vice President — Store Operations. The agreement was originally entered into in December 2003, amended and restated in August 2006 and has a term of one year, renewable automatically for additional one-year terms, including in August 2007. The agreement may be immediately terminated by the Company for cause (as defined in the agreement). In the event of a change of control (as defined in the agreement), the agreement may also be terminated, without cause, upon 30 days notice. The agreement is also terminable by the Company upon death or disability (as defined in the agreement). As compensation for his services, Mr. Vander Pluym receives a base salary, at a rate to be set by the Company’s Compensation Committee, which was increased to $245,000 per annum in March 2006. Mr. Vander Pluym’s salary may not be less than his salary as of the effective date of his agreement. Mr. Vander Pluym also is entitled to participate in bonus plans and other benefits that the Company establishes from time to time, including the Cash Bonus Plan. The agreement also provides that for the term of the agreement and for 12 months thereafter, Mr. Vander Pluym may not become employed by or interested directly or indirectly in or associated with certain of the Company’s competitors. If Mr. Vander Pluym is terminated without cause due to a change in control, or such change in control results in a material diminution of the nature and status of his duties and responsibilities, he is entitled to severance pay equal to his monthly base salary at the time of termination multiplied by 12 months. If Mr. Vander Pluym is terminated as a result of the elimination of his position, he is entitled to severance pay equal to his monthly base salary at the time of termination multiplied by 12 months. If the Company gives notice of its intent not to extend Mr. Vander Pluym’s employment term prior to the expiration of the employment term, Mr. Vander Pluym is entitled to a payment of his monthly base salary multiplied by six months.
     The description of the amended and restated employment agreements contained herein is qualified in its entirety by the full text of the agreements, which are filed as Exhibits 10.3 and 10.4 hereto and are incorporated herein by reference.
     Messrs. Vander Pluym and Ianni also are shareholders and participate in the Bakers Footwear Group, Inc. 2003 Stock Option Plan and the Bakers Footwear Group, Inc. 2005 Incentive Compensation Plan, receive matching employer contributions to the Company’s 401(k) plan, participate in other employee benefit plans and receive other forms of compensation.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth under Item 1.01 is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits. See Exhibit Index.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAKERS FOOTWEAR GROUP, INC.
Date: September 7, 2006	By:	/s/ Lawrence L. Spanley, Jr.
Lawrence L. Spanley, Jr.
Executive Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Second Amended and Restated Loan and Security Agreement dated as of August 31, 2006 by and between Bank of America, N.A. and the Company.

10.2	Amended and Restated Revolving Credit Note dated as of August 31, 2006 by and between Bank of America, N.A. and the Company.

10.3	Employment Agreement dated August 31, 2006 by and between the Company and Mark Ianni.

10.4	Employment Agreement dated September 5, 2006 by and between the Company and Joe Vander Pluym.